                    Wang Laboratories, Inc. and Subsidiaries

                EXHIBIT 11.1 - COMPUTATION OF EARNINGS PER SHARE



                                                     Three Months Ended              Three Months Ended
                                                     September 30, 1997              September 30, 1996
                                                 --------------------------      --------------------------
                                                 Primary      Fully Diluted       Primary     Fully Diluted
                                                 -------      -------------      --------     -------------

                                                              (In thousands except per share data)

Average shares of Common Stock
  outstanding                                     38,070          38,070           36,611          36,611
Common equivalent shares for stock options            --              --               --              --
                                                 -------         -------         --------        --------
                                                  38,070          38,070           36,611          36,611
                                                 =======         =======         ========        ========

Net Income                                       $11,391         $11,391         $(26,438)       $(26,438)
Accretion and dividends of Preferred Stock        (3,525)         (3,525)          (3,524)         (3,524)
                                                 -------         -------         --------        --------
Net income applicable to Common
  Stockholders                                   $ 7,866         $ 7,866         $(29,962)       $(29,962)
                                                 =======         =======         ========        ========

Per Share Amounts:
  From Continuing Operations                     $  0.21         $  0.21         $  (0.43)       $  (0.43)
  From Discontinued Operations                        --              --            (0.39)          (0.39)
                                                 -------         -------         --------        --------
    Net income (loss) per share                  $  0.21         $  0.21         $  (0.82)          (0.82)
                                                 =======         =======         ========        ========
